Exhibit 99.1
DIME COMMUNITY BANCSHARES TO ACCELERATE VESTING ON STOCK OPTIONS

Eliminates Negative Impact of Adopting SFAS 123R Upon Results of Operations

Brooklyn, NY - October 21, 2005 - Dime Community Bancshares, Inc. (NASDAQ: DCOM, the “Company”), parent company of The Dime Savings Bank of Williamsburgh (the "Bank"), today announced that its Board of Directors approved the acceleration of vesting for 1,141,813 outstanding unvested stock options awarded to outside directors, officers and employees of the Company or Bank under the Dime Community Bancshares, Inc. 2001 Stock Option Plan for Outside Officers Directors and Employees and the Dime Community Bancshares, Inc. 2004 Stock Incentive Plan. As a result of the accelerated vesting, which is scheduled for implementation by the Company no later than December 30, 2005, all of the 1,141,813 stock options will become immediately exercisable. Management retains the option to forego the acceleration if, in its judgment, prior to December 30, 2005 market or regulatory conditions render the acceleration not in the best interests of the company.

Of the 1,141,813 stock options for which vesting will be accelerated, 850,879, or 75%, are “out of the money” options having exercise prices ranging from $15.10 to $19.90 per share, and vesting periods ranging from January 2006 to May 2009. Only 290,934, or 25%, are “in the money” and possess an exercise price of $13.16. Based upon the October 20, 2005 closing price of the Company’s common stock of $13.84 per share, the Company would book a small pre-tax one-time charge of approximately $198,000 in 2005 to effect this acceleration.

The acceleration of vesting was undertaken in an attempt to eliminate compensation expense that the Company would otherwise be required to recognize with respect to these unvested stock options upon adopting Financial Accounting Standards Board Statement No. 123 (Revised 2004), "Share-Based Payment" (“SFAS 123R”). Adoption of SFAS 123R is required on or before January 1, 2006, and will require that compensation expense associated with stock options unvested at December 31, 2005 be recognized in the Company's consolidated statement of operations. It is anticipated that the accelerated vesting of these options will eliminate potential pre-tax compensation expense recognition in future periods of approximately $3.4 million, of which $1.7 million would have been incurred during the year ending December 31, 2006.

In light of the new accounting guidance provided in SFAS 123R, to be adopted by the Company at the beginning of its 2006 fiscal year, the efficacy of granting of stock options in the future as an appropriate form of incentive compensation is under active consideration by Management and the Board.

About Dime Community Bancshares

Dime Community Bancshares, Inc., a unitary thrift holding company, is the parent company of The Dime Savings Bank of Williamsburgh, Brooklyn, New York, founded in 1864. With $3.23 billion in assets as of September 30, 2005, the Bank has twenty branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and Bank can be found on the Bank's Internet website at www.dimedirect.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Bank; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

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Contact:	Kenneth J. Mahon	Kenneth Ceonzo
	Executive VP and Chief Financial Officer	Director of Investor Relations
	718-782-6200 extension 8265	718-782-6200 extension 8279